CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Properties to Ring the Opening Bell on NASDAQ

New York, New York, July 6, 2012 – American Realty Capital Properties, Inc. (NASDAQ: ARCP) (“ARCP” or the “Company”) announced today that members of its executive management team will ring the opening bell at NASDAQ on Monday, July 9, 2012. Representing ARCP at the event will be Chairman and Chief Executive Officer, Nicholas S. Schorsch, and Brian S. Block, Chief Financial Officer, as well as members of the Company’s leadership team. The ceremony will take place at the NASDAQ MarketSite Studio in Times Square New York at 9:30 a.m. Eastern Time.

The ceremonial ringing of the bell commemorates the recent secondary offering that the Company completed on June 18, 2012. Robert W. Baird & Co. Incorporated, Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS), and JMP Securities LLC acted as representatives of the several underwriters and joint book-running managers of the offering. Maxim Group LLC and National Securities Corporation acted as co-managers for the offering. Representatives of each of the underwriters will join ARCP’s executive management team in ringing the opening bell.

Important Notice

American Realty Capital Properties, Inc. is a publicly-traded Maryland corporation, listed on The NASDAQ Capital Market, which intends to qualify as a real estate investment trust focused on owning and acquiring single tenant freestanding commercial properties generally subject to net leases with high credit quality tenants. Additional information about the Company can be found on the Company’s website at www.americanrealtycapitalproperties.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve risks and uncertainties that could cause the outcome to be materially different.